Exhibit 5.1

Linklaters	One Silk Street London EC2Y 8HQ Telephone (44-20) 7456 2000 Facsimile (44-20) 7456 2222 DX Box Number 10 CDE

The Board of Directors
ARM Holdings plc
90 Fulbourn Road
Cambridge
CB1 4NJ

4 May 2006

Our Ref	01/145/G Rowlands-Hempel

Dear Sirs

ARM Holdings plc (the "Company") - Ordinary Shares

1	This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of 70,000,000 ordinary shares of 0.05 pence each of the Company (the “Ordinary Shares”) which may have been or may in the future be issued upon the exercise of stock options and the vesting of share awards which may be granted under the ARM Holdings plc Deferred Annual Bonus Plan, the ARM Holdings plc Employee Equity Plan and the ARM Holdings plc US Employee Stock Purchase Plan (collectively the “Plans”).

2	We have acted as advisers on matters of English law to the Company in connection with the Plans and have taken instructions solely from the Company.

3	This opinion is limited to English law as currently applied by the English courts, and applies only to the extent that the matters referred to in this opinion are governed by English law and is given on the basis that it will be governed by and construed in accordance with English law. We express no opinion on matters of United States federal or state law.

In this opinion “English law” includes statutes of general applicability in the United Kingdom.

4	For the purposes of this opinion, we have examined and relied on copies of such corporate records and other documents and reviewed such matters of law as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that:

(i) all documents furnished to us as originals are authentic and complete;

(ii) all documents furnished to us as copies conform to the original documents of which they are copies;

(iii) there are no provisions of United States federal or state law which would affect this opinion; and

This communication is confidential and may be privileged or otherwise protected by work product immunity.

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	(iv)	all parties other than the Company have all the requisite capacity powers and authorities and have taken all necessary corporate or other action have duly authorised, executed and delivered any documents and will do all such further acts as are necessary in respect of the creation of the Ordinary Shares.

5	We express no opinion on:

	(i)	the power or authority of any party other than the Company to execute documents in connection with the creation of the Ordinary Shares; and

	(ii)	whether such documents constitute a legal, valid and binding document of each party thereto other than the Company.

6	Save as is mentioned in this opinion, but subject to any matters not disclosed to us, we are of the opinion that:

	(i)	the Company has been duly incorporated in England and Wales under the Companies Act 1985 as a public company;

	(ii)	all necessary corporate action on the part of the Company has been taken to authorise the grant of the options and making of awards under the Plans and the issue of Ordinary Shares to which the Registration Statement relates;

	(iii)	when Ordinary Shares are issued under the Plans and delivered against payment of an amount at least equal to their nominal value, such Ordinary Shares will be validly issued and fully paid up; and

	(iv)	no further contributions in respect of Ordinary Shares issued or to be issued as contemplated in the Registration Statement will be required to be made to the Company by the holders of them, by reason solely of their being such holders.

7	This opinion is given as at the date set out above. We express no opinion as to the effect that any future event, or any act of the Company may have on the matters referred to in this opinion.

8	This opinion is addressed to you solely for use in connection with the filing of the Registration Statement. It is not to be transmitted to anyone else or quoted or referred to in any public document or filed with anyone without our express consent. This opinion is strictly limited to matters dealt with in this opinion and does not extend to and is not to be read as extending by implication to any other matter.

9	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required within Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters
Linklaters